"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  September 30, 2003"

Name of Fund:		GAM American Focus
Name of Security:		First Energy

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "   Registered under 1933 Act
or eligible 144A?

Time of Acquisition
-  Date First Offered		9/12/03
-  Date of Fund's subscription


Reasonableness of Spread
-  Offering Price Per Unit		$30
-  Amount of Spread:  Gross Spread
                                   Selling Concession
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 28,000,000 "
-  Purchase Price per Unit		$30
-  Total Units Purchased		" 4,800 "
-  Total Purchase Price		"$144,000"
-  Percentage of Offering Purchased		De Minimis
-  Any Shares Purchased by Other Funds		GAM Star American Focus
   in family?

From Whom Purchased
-  Selling Dealer(s)		"Morgan Stanley, Citigroup"
-  Syndicate Manager(s)		"Barclays Capital, JPMorgan, Wachovia,
			BNY Capital Markets,
			CSFB, Lehman, and UBS"